Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 for LiqTech International, Inc., of our report dated July 22, 2011, relating to the December 31, 2010 and 2009 financial statements of LiqTech A/S, which appears in such Prospectus.  We also consent to the reference to us under the heading "Experts".

GREGORY & ASSOCIATES, LLC

Salt Lake City, Utah
December 30, 2011